HUBCO, INC. DIRECTORS DEFERRED COMPENSATION PLAN

     Effective as of February 1, 1995, HUBCO, Inc. (the "Company") hereby establishes the HUBCO, Inc. Directors Deferred Compensation Plan (the "Plan"). The Plan is intended to constitute an unfunded pension plan maintained for members of the Board of Directors who are not employees of the Company. The purpose of the Plan is to provide a means by which the payment of Directors fees and Committee fees can be postponed for future enjoyment while at the same time giving the Company the present use of the fees postponed. The Plan is not an employee pension benefit plan within the meaning of Section 3(2) the Employee Retirement Income Security Act of 1974, as amended. The Plan is not a qualified plan under the Internal Revenue Code of 1986, as amended. The Plan is intended to comply with the provisions of Revenue Ruling 71-419, 1971-2 C.B. 220. Benefits are paid directly by the Company out of its general assets.

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                                   ARTICLE I

                                  Definitions

     1.1 "Account Balance" means the sum of the Fees credited to the Participants and interest accrued thereon pursuant to Article III.

     1.2 "Board of Directors" means the Board of Directors of the Company.

     1.3 "Code" means the Internal Revenue Code of 1986, as amended.

     1.4 "Company" means HUBCO, Inc. and any members of the controlled group of corporations of which it is a member within the meaning of Section 414(b) of the Code, which with the consent of the Board of Directors of HUBCO, Inc. adopts this Plan.

     1.5 "Compensation Committee" means the Compensation Committee of the Board of Directors.

     1.6 "Eligible Member" means any outside director of the Board of Directors other than an honorary director or director emeritus.

     1.7 "Fees" means all fees received by a Participant including retainers, regular meeting fees, committee fees and special meeting fees.

     1.8 "Participant" means an Eligible Member who becomes a Participant pursuant to Article II.

     1.9 "Plan" means this HUBCO, Inc. Directors Deferred Compensation Plan, as set forth herein, as amended from time to time.

     1.10 "Plan Year" means each twelve (12) consecutive month


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period commencing each January 1 and ending on the following December 31.

     1.11 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a "Section" or "Article" shall mean the indicated section or article of this Plan unless otherwise specified.


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                                   ARTICLE II

                                 Participation

     2.1 Election

     An Eligible Member will become a Participant upon filing a Notice of Participation with the Compensation Committee within thirty days after the Effective Date of this Plan. Fees will be deferred pursuant to the Notice of Participation effective as of the first day of the month after filing the Notice.

     In the case of an individual elected to fill a vacancy by the Board of Directors or stockholders after the Effective Date of this Plan, the Eligible Member will become a Participant, if a Notice of Participation is filed within thirty days after election to the Board of Directors and will apply to Fees received after such Notice of Participation is filed. An Eligible Member may elect to defer either 100% or 50% of his Fees. A separate election may be made with respect to Fees paid as a retainer.

     2.2 Continuance of Participation

     After an individual becomes a Participant in this Plan, his membership shall continue until his Account Balance is distributed to him or his designated beneficiary in full. A Participant may elect to cease deferring at any time under this Plan by filing a Notice of Termination with the Compensation Committee.


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                                  ARTICLE III

                                Interest Credits

     Amounts deferred by a Participant pursuant to Section 2.1 shall be credited with interest at the highest rate Hudson United Bank is paying from time to time on passbook savings and will be compounded and credited to the account of each Participant in the same manner as interest on such passbook savings account.

                                   ARTICLE IV

                                 Death Benefits

     4.1 Death Benefit

     If a Director dies while actively serving in such capacity, or prior to receipt of all installments under Article V, payment of the Participant's remaining Account Balance shall be made to his designated Beneficiary in a lump sum as of the 1st day of January next following the date of his death.

     4.2 Designated Beneficiary

     A Participant shall designate a beneficiary on the Notice of Participation to receive any remaining Account Balance following his death. In the event the Participant fails to designate a beneficiary, or the beneficiary predeceases him, payment shall be made to the surviving spouse, or if there is no surviving spouse, the estate.


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                                   ARTICLE V

                                Time of Payment

     5.1 Termination of Director Status

     A Participant's Account Balance shall be paid in a lump sum within thirty days after the date he ceases to serve as a Director or in ten annual installments beginning with the 1st day of date of the calendar year immediately following the date he ceases to serve as a Director. Each subsequent annual payment of the Participant's Account Balance shall be paid on January 1st. A Participant shall choose whether payment will be made in a lump sum or in installments when he files the Notice of Participation with the Compensation Committee.

     5.2 Notice of Termination

     If a Participant files a Notice of Termination with the Compensation Committee pursuant to Section 2.2, the election method chosen in the Notice of Participation shall be disregarded and payment of the Participant's Account Balance shall be made in ten annual installments commencing with the 1st day of the calendar year immediately following the date the Notice of Termination is filed.

     5.3 Acceleration of Payment

     Notwithstanding the foregoing Sections, the Compensation Committee shall accelerate any remaining installments and make payment in a lump sum within thirty days after occurrence of one of following events:


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     (a) If a former Director becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Company; or

     (b) If a former Director becomes disabled or incurs a hardship, which constitutes an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependant (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Payment may not be made to the extent that such hardship is or may be relieved:

          (i) Through reimbursement or compensation by insurance or otherwise;

          (ii) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause sever financial hardship; or

          (iii) By cessation of deferrals under the Plan.

     Lump sum distributions of amounts because of an unforeseeable emergency must only be permitted to the extent reasonably needed to satisfy the emergency need.

                                   ARTICLE VI

                                 Administration

     6.1 Compensation Committee

     The Compensation Committee shall supervise the management and administration of the Plan.

     6.2 Responsibilities and Powers of the Compensation Committee

     The Compensation Committee shall have the responsibility:

     (a) To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon

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     the Compensation Committee hereby or necessary to carry out the provisions thereof;

     (b) To keep all records relating to Participants of the Plan and such other records as are necessary for proper operation of the Plan.

     (c) The Compensation Committee shall be responsible for construing this Plan, which construction shall be conclusive, correcting any defects, supplying omissions, and reconciling inconsistencies to the extent necessary to effectuate the Plan.

     6.3 Operation of the Compensation Committee

     In carrying out the Compensation Committee's functions hereunder:

     (a) The Compensation Committee may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof.

     (b) All acts and decisions of the Compensation Committee shall be approved by a majority of the members of the Compensation Committee and shall apply uniformly to all Participants in like circumstances. Written records shall be kept of all acts and decisions.

     (c) The Compensation Committee may authorize one or more of its members to act on its behalf. The Compensation Committee may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a Committee member.

     (d) The Compensation Committee shall have the right to hire, at the expense of the Bank, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

     6.4  Indemnification

     In addition to any other indemnification that a fiduciary, including but not limited to a member of the Compensation Committee is entitled to, the Company shall indemnify such fiduciary from all


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claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's fiduciary responsibilities with respect to this Plan under any aspects of the law.

                                  ARTICLE VII

                                 Miscellaneous

     7.1 Benefits Payable by the Company

     All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deems desirable to assist it in meeting with obligations. Any such investments shall be assets of the Company subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to, or interest in any such investments. Participants are general unsecured creditors of the Company. This Plan constitutes a mere promise to pay benefits in the future.

     7.2 Amendment or Termination

     (a) The Board of Directors of HUBCO, Inc. reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce


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a Participant's existing Account Balance. Any amendment to the Plan shall be made in writing by HUBCO's Board of Directors, with or without a meeting, or shall be made in writing by the Compensation Committee to the extent that HUBCO's Board of Directors has specifically delegated the authority to make such amendment to the Plan the Compensation Committee.

     (b) If the Plan is terminated, a determination shall be made of each Participant's Account Balance as of the Plan termination date (determined in accordance with Section 7.2(a)). Each Participant's Account Balance shall be payable to the Participant at the time it would have been payable under Articles IV and V if the Plan had not been terminated; provided, however, that HUBCO's Board of Directors may elect to instead immediately distribute all Participants' Account Balances in lump sums upon Plan termination.

     7.3 Payments to Incompetents

     If a Participant entitled to receive any benefits hereunder is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such incompetent or to such other legally appointed person as the Compensation Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

     7.4 Inalienability of Benefits

     The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by


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law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

     7.5 Governing Law

     The provisions of the Plan will be construed according to the laws of the State of New Jersey.


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